Exhibit 99.1

FOR IMMEDIATE RELEASE

FAIRPOINT COMMUNICATIONS REORGANIZES

CUSTOMER SALES AND SERVICES OPERATIONS

CONSOLIDATES SALES AND SERVICES OPERATIONS INTO TWO LOCATIONS

CHARLOTTE, NC, October 26, 2006 - FairPoint Communications, Inc. (NYSE: FRP) announced today that it is reorganizing its call center operations by pursuing a centralized customer sales and services strategy at two locations in Ellensburg, WA and South China, ME.

“This reorganization of customer sales and services operations is made possible by our successful billing conversion and will allow us to operate more efficiently while also improving the level of service we provide to our customers,” said Gene Johnson, CEO and Chairman of FairPoint.

The two expanded locations are expected to be fully operational by the end of the second quarter of 2007, offering support to FairPoint customers throughout the Company’s footprint. FairPoint’s current customer sales and services employees are located principally in local offices throughout the country. The consolidation will result in the closure of 10 local support offices and the partial closure of 10 additional local offices. The Company will expand its offices in Washington and Maine to accommodate the new call centers.

FairPoint anticipates that the operational efficiencies resulting from the reorganization will result in net cost savings of approximately $1.8 million per year after the centers are fully operational. The Company will incur additional net expenses principally in the fourth quarter of 2006 and the first quarter of 2007 of approximately $0.3 million and $0.5 million, respectively, in connection with the reorganization.

About FairPoint

FairPoint is a leading provider of communications services to rural communities across the country. Incorporated in 1991, FairPoint's mission is to acquire and operate telecommunications companies that set the standard of excellence for the delivery of service to rural communities. Today, FairPoint owns and operates 29 rural local exchange companies (RLECs) located in 18 states offering an array of services, including local and long distance voice, data, Internet and broadband offerings.

This press release may contain forward-looking statements that are not based on historical fact, including, without limitation, statements containing the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint's filings with the Securities and Exchange Commission, including, without limitation, the risks described in FairPoint’s most recent Annual Report on Form 10-K on file with the Securities and Exchange Commission. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and FairPoint undertakes no duty to update this information.

SOURCE:	FairPoint Communications, Inc. (www.fairpoint.com)

CONTACTS:	Investors - Brett Ellis, 866-377-3747; bellis@fairpoint.com or
Media - Jennifer Sharpe, 704-227-3629; jsharpe@fairpoint.com

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